Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Registration Statements on Form S-8 (Nos. 333-150066, 333-167914, 333-174828, 333-195930, 333-195929 and 333-196369) of InfuSystem Holdings, Inc. and subsidiaries, of our report dated March 22, 2017, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP

Troy, Michigan

March 22, 2017